Exhibit 10.16

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made as of September 22, 2009 by and between The Provident Bank, a New Jersey chartered savings bank (“Bank”), and Paul M. Pantozzi (“Consultant”).

WHEREAS, Consultant has retired from Bank and from Provident Financial Services, Inc., a Delaware corporation and the holding company of Bank (“Company”) and therefore resigned as an officer and employee of Company, Bank and their affiliates, effective as of the close of business on August 31, 2009;

WHEREAS, in order to provide for continuity, and to assure that Consultant’s knowledge and business expertise remain available to Company and Bank, and are not provided to other banks and financial services companies competing with Company and Bank, Bank desires to engage Consultant as a consultant on the terms set forth in this Agreement; and

WHEREAS, Consultant desires to provide such consulting services to Bank on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter set forth and the mutual benefits to be derived herefrom, Bank and Consultant, intending to be legally bound hereby, agree as follows:

1. Retirement and Resignation From Positions With Company, Bank, Subsidiaries and Affiliates. Effective as of the close of business on August 31, 2009 (the “Separation Date”), and as a result of his retirement, Consultant’s status as an officer and employee of Company, Bank and all subsidiaries and affiliates of Company and Bank terminated, and Consultant resigned from any and all positions held as an officer and employee at Company, Bank, and any subsidiaries and/or affiliates of Company and Bank, including without limitation, Consultant’s position as Chief Executive Officer of Company and Bank (“Retirement”). In addition, Consultant resigned as Chair and member of the Credit Risk Committee of Bank’s Board of Directors (“Board”) and as President of The Provident Bank Foundation (“Foundation”), effective as of the close of business on the Separation Date. Consultant shall remain as Chairman of the Board of Foundation through December 31, 2009, and will resign as Chairman and as a member of the board of Foundation, effective December 31, 2009.

2. Expiration of Employment Agreement. Consultant acknowledges and agrees that as of the Separation Date, and as a result of his Retirement, the Amended and Restated Employment Agreement made effective as of December 31, 2008 by and between Consultant and Company (the “Employment Agreement”) terminated and is of no further force or effect (except for restrictions as to confidentiality, non-competition and non-solicitation, which upon execution of this Agreement, are included herein). Consultant further agrees that as a result of his Retirement, Consultant shall not be entitled to, and hereby waives any claim to, any payments or other benefit under the Employment Agreement.

3. Benefits Available to Consultant as Former Employee. Consultant is entitled to certain benefits as a former employee of Company and Bank pursuant to the plans and agreements maintained by Company and Bank for his benefit (other than the Employment Agreement), including but not limited to tax-qualified plans and nonqualified plans, equity plans and such other plans and arrangements that may provide post-retirement benefits to Consultant.

4. Board Service. The parties agree that Consultant shall continue as a Chairman of the Board and as a director of Company and Bank through the annual meeting of stockholders of Company following the year ending December 31, 2009 (the “Annual Meeting”), at which time, unless he has been re-nominated by the Board of Directors of Company (“Company Board”) to the Company Board and elected by Company’s stockholders as a director of the Company and also elected as a director of the Bank, his term of office as a director of Company and Bank shall expire. If Consultant is re-nominated by the Company Board and elected by the stockholders as a director of the Company and elected as a director of the Bank, and in each case, has agreed to serve in such capacity, this Agreement shall terminate as of the Annual Meeting. Except as provided in the foregoing as to the Company and the Bank, Executive’s service on the Board of Directors of all subsidiaries and affiliates of the Company and the Bank, as well as his service as Chair and member of the Credit Risk Committee of the Board and Chairman of the Board and President of The Provident Bank Foundation, terminated as of the Separation Date.

5. Consulting Term. Bank hereby agrees to engage Consultant as a consultant during the period commencing on January 1, 2010 and, unless terminated earlier pursuant to Sections 4 or 8, continuing through February 10, 2013 (the “Consulting Termination Date”). The period from the January 1, 2010 to the Consulting Termination Date shall be referred to as the “Consulting Term.”

6. Consulting Services.

(a) During the Consulting Term, Consultant shall make himself available to provide such advisory services as are reasonably requested by Bank’s Board and/or its Chief Executive Officer and President, including, without limitation, advising with respect to: (i) existing and new customer relationships, (ii) expansion strategies for existing and new market areas, (iii) strategies for developing and implementing new banking products and services, and (iv) such other banking-related services or advice as the Board may reasonably request (the “Consulting Services”). In no event shall Consultant be required to render more than eight hours of service a week under this Agreement. Consultant agrees to provide the Consulting Services at such times and locations as Company reasonably requires. Consultant agrees to use his best efforts to perform the Consulting Services in a professional and competent manner. Consultant is not hereby being granted nor will he have any authority, apparent or otherwise, to bind or commit Company, Bank or any subsidiary or affiliate of Company or Bank in any manner after the Separation Date.

(b) Bank and Consultant acknowledge and agree that because the Consulting Services required hereunder shall be no more than 20 percent of the average level of bona fide services performed by Consultant as Chief Executive Officer of Company and Bank and their affiliates, in the aggregate, over the immediately preceding 36-month period during which Consultant was an employee of Company and Bank and their affiliates, Consultant has had a “Separation from Service” from Company and Bank for purposes of Section 409A of the Internal Revenue Code (“Code”) and Treasury Regulation section 1.409A-1(h)(ii).

7. Consulting Compensation and Expense.

(a) In consideration for the services agreed to be performed during the Consulting Term, Consultant shall receive a monthly fee (the “Fee”) of $20,000 (i.e., an aggregate annual Fee of $240,000), which shall be paid monthly in arrears by Bank through December 31, 2012, after which time, no further Fee or other amounts shall be payable hereunder. During any period that Consultant receives the monthly Fee set forth herein, Consultant shall not receive fees (retainer, meeting or otherwise) for his services as a member of the board of directors or any board committee of Company or Bank. In addition to the monthly Fee, Consultant shall be eligible for the annual medical examination benefit available to Bank’s senior executives, but only for so long as the Bank continues to provide this benefit to senior executives.

(b) Consultant shall pay and be responsible for all of his home office expenses, including postage, printing, and cell phone expenses. Bank shall reimburse Consultant for other reasonable expenses incurred in connection with rendering the Consulting Services hereunder in accordance with policies adopted by Bank from time to time and subject to the approval of Bank’s Chief Executive Officer and President. The expense reimbursements described herein are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements.

8. Termination of the Consulting Term.

(a) Death. Consultant’s engagement hereunder and this Agreement shall terminate upon his death.

(b) Disability. If Consultant becomes physically or mentally disabled during the Consulting Term such that he is unable to provide the Consulting Services for a period of six (6) consecutive months in any twelve (12) month period (a “Disability”), Company, at its option, may suspend the compensation described in Section 7 above until such time as Consultant is able to provide the Consulting Services, at which time, said payments would be reinstated for the remainder of the Consulting Term, if any.

(c) Termination by Company For Cause. Bank may terminate this Agreement and Consultant’s engagement hereunder as a consultant for Cause. For purposes of this Agreement, “Cause” shall mean personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, material breach of Company’s or Bank’s Code of Business Conduct and Ethics, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of Company or Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist or regulatory order, or material breach of any provision of the Agreement. If Company terminates this Agreement for Cause, Consultant shall not receive any further payments of the Fee.

(d) Termination Upon Re-election to Board of Directors. This Agreement shall terminate in the event that Consultant is re-elected to the Board of Directors of Company and the Bank at the Annual Meeting, Consultant agrees in each case to serve, and therefore continues as a director of Company and Bank. In the event of a termination in accordance with this sub-section (d), there shall be no further obligation to pay the Fee, other than payment for services rendered before such termination.

(e) Termination Without Cause. In the event Bank terminates this Agreement without Cause, the remaining monthly Fee due to Consultant for the remainder of the Consulting Term shall be accelerated and shall be paid by Bank in a lump sum payment within ten (10) business days of such termination.

(f) Termination by Consultant. This Agreement may be terminated by Consultant upon thirty (30) days prior written notice to the Bank. Upon such termination, Consultant shall be entitled to a pro-rated Fee for the period prior to such termination, and thereafter, no further fee shall be due to Consultant under this Agreement.

9. Confidential Information. Consultant recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of Company and Bank, as it may exist from time to time, are valuable, special and unique assets of the business of Company and Bank. Consultant will not, during or after his Separation Date or his Consulting Termination Date, whichever is later, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of Company and Bank, to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized, in writing, by the Board or required by law. Notwithstanding the foregoing, Consultant may disclose any general knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Company and Bank. Further, Consultant may disclose information regarding the business activities of Company and Bank, to any bank regulator having regulatory jurisdiction over the activities of Company and Bank pursuant to a formal regulatory request, provided, Consultant gives written notice to Company and Bank no later than five (5) business days prior to doing so. In the event of a breach or threatened breach by Consultant of the provisions of this Section, Company and Bank, after written notice to Consultant of its or their intention to pursue such action given at least five (5) business days prior to doing so, will be entitled to seek injunctive relief restraining Consultant from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Company and Bank, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Company and Bank, from pursuing any other remedies available to Company and Bank for such breach or threatened breach, including the recovery of damages from Consultant, provided that Company and/or Bank give written notice to Consultant of its or their intention to pursue any such action at least five business days before doing so.

10. Non-Competition and Non-Solicitation. Consultant hereby covenants and agrees that, for a period equal to the longer of: (i) six months following any termination or expiration of this Agreement; or (ii) one year following his Separation Date, he shall not, without the prior written consent of Bank, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of Company or Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to any other business;

(b) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of Company or Bank, or any subsidiary or affiliate of Company or Bank to terminate an existing business or commercial relationship with Company, Bank or any subsidiary or affiliate of Company or Bank; or

(c) become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner, shareholder or trustee of any savings bank, savings and loan association, savings and loan or savings bank holding company, credit union, bank or bank holding company (including any affiliate of any of the foregoing). Notwithstanding the foregoing, after January 1, 2011, this restriction shall only apply with respect to a savings bank, savings and loan association, savings and loan or savings bank holding company, credit union, bank or bank holding company (including any affiliate of any of the foregoing) that: (i) has a headquarters or a branch office within any county in which Company or Bank has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”) or (ii) otherwise competes with Company or Bank. Notwithstanding anything to the contrary herein, Consultant shall not be prohibited from owning or controlling up to one percent of the outstanding equity securities of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as Consultant, other than with respect to such ownership, shall not engage in any activity with such person that otherwise would violate this Section 10(c). Notwithstanding anything to the contrary in this Agreement, at least five business days prior to commencing any legal or equitable action under Section 9 or this Section 10, Company and/or Bank shall provide written notice to Consultant of its or their intention to bring such action.

The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 9 or this Section 10, and any breach of the terms of Section 9 or this Section 10 would result in irreparable injury and damage to the Bank for which Bank would not have an adequate remedy at law. Therefore, in the event of a breach or a threatened breach of Section 9 or in this Section 10, the Bank, in addition to any other rights and remedies existing in its favor at law or in equity, shall be entitled to specific performance or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of Section 9 or this Section 10 (without posting a bond or other security), without having to prove damages. The terms of this Section 10 shall not prevent the Bank from pursuing any other available remedies for any breach or threatened breach of this Agreement.

11. Status. Consultant and Bank agree that Consultant shall perform the Consulting Services as an independent contractor and shall have no power or authority to bind Company,

Bank or any subsidiary or affiliate thereof. Company will report all fees paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service as required by law. Because the Consulting Services will be performed by Consultant as an independent contractor and not an employee, unless otherwise required by the law, Bank will not make any withholdings from any payments hereunder. Consultant agrees to accept exclusive liability for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the Fee. Except for benefits to which Consultant became entitled as an officer or employee of Company and Bank prior to the Separation Date, or as specifically set forth in this Agreement, Consultant will not receive any employee benefits under any Bank-sponsored benefit plans or participate in Bank-sponsored health insurance for the period that Consultant serves as a consultant. Consultant further agrees to indemnify and hold harmless Bank against any and all liabilities to any taxing authority for any taxes (except Company’s share of Social Security, if any), interest or penalties with regard to or arising from the payment of fees.

12. Release of Claims. In consideration of Bank’s obligations hereunder, Consultant, Consultant’s heirs, successors, and assigns, hereby knowingly and voluntarily release and forever discharge Bank and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Consultant ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Consultant executes this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Consultant may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002 or the New Jersey Law Against Discrimination (“NJLAD”), N.J.S.A. 19:5-1 et. seq., the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et. seq. (“CEPA”), each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Consultant, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Consultant’s employment, or the termination of Consultant’s employment with Company; provided, however, that this General Release shall not apply to or impair (i) claims for vested benefits (excluding any severance or termination benefits, which are specifically waived hereunder) pursuant to any other Company employee benefit plan, as defined in ERISA, in which Consultant was a participant before the Separation Date; (ii) any rights to indemnification Consultant may have under the by-laws of Company or applicable law; or (iii) any claims that may arise from any violation of this Agreement. For the purpose of implementing a full and complete release, Consultant understands and agrees that this Agreement is intended to include all claims, if any, which Consultant may have and which Consultant does not now know or suspect to exist in Consultant’s favor against Company or any of the Releasees and that this Agreement extinguishes those claims.

13. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to Consultant:

Paul M. Pantozzi

17 Rivergate Way

Long Branch, New Jersey 07740

If to Bank:

The Provident Bank

830 Bergen Avenue

Jersey City, New Jersey 07306

Attn: General Counsel

with a copy to:

John J. Gorman, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Ave., N.W., Suite 780

Washington, D.C. 20015

14. Entire Agreement. This Agreement (a) contains the complete and entire understanding and agreement of Consultant and Company with respect to the subject matter hereof; and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Consultant in connection with the subject matter hereof.

15. Modification or Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Bank and Consultant. No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of Bank or Consultant in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Bank or Consultant of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

16. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Consultant’s Representations. Consultant represents and warrants to Bank that (i) his execution, delivery and performance of this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which he is a party or by which he is bound, (ii) he is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity that would prevent his from performing under this Agreement and (iii) upon the execution and delivery of this Agreement by Bank, this Agreement shall be the valid and binding obligation of the parties hereto, enforceable in accordance with its terms.

19. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

20. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Bank and any successor to Bank, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of Bank, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Bank” for purposes of this Agreement) and such successor shall deliver a written affirmation of its obligations hereunder to Consultant. This Agreement will inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, and legatees, but otherwise will not be assignable, transferable or delegable by Consultant. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 20.

21. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey.

22. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than a dispute or controversy arising under Sections 9 or 10, shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Consultant within Jersey City, New Jersey, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Consultant shall be entitled to seek specific performance of his right to be paid the Fee during the pendency of any dispute or controversy arising under or in connection with this Agreement.

23. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

24. Survivorship. Any provision of this Agreement that by its terms is intended to continue to apply after any termination or expiration of the Consulting Term or the Agreement shall survive such termination or expiration and continue to apply in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, Consultant and Bank have caused this Agreement to be duly executed and delivered on the date and year first above written.

Attest:	The Provident Bank

/s/ John F. Kuntz	By:	/s/ Thomas W. Berry
Thomas W. Berry Chair, Compensation Committee

Witness:	Consultant

/s/ Mary Louise Festa	/s/ Paul M. Pantozzi
Paul M. Pantozzi